EXHIBIT 23.4

June 16, 2025

Dbim Holdings Limited (the “Company”)

Unit 16F, Chow Tai Fook Centre

580A Nathan Road, Mong Kok

Kowloon, Hong Kong

People’s Republic of China

Dear Sirs:

We hereby consent to the use and reference to our name and our opinions and views under the Cover Page and the captions “Prospectus Summary—Regulatory Permissions for This Offering” and “Legal Matters” in the Company’s Registration Statement (Form F-1) .

We further consent to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm